EXHIBIT 23.1

August 21, 1998

General Nutrition Companies, Inc.
300 Sixth Avenue
Pittsburgh, Pennsylvania

Dear Sirs:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of General Nutrition Companies, Inc. and subsidiaries for the twelve and twenty-four weeks ended July 18, 1998 and July 19, 1997, as indicated in our report dated August 3, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended July 18, 1998, is incorporated by reference in Registration
Statement Nos. 33-58096, 33-68590, 33-93370, 333-00128, and
333-21397 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
Yours truly,



Deloitte & Touche LLP
Pittsburgh, Pennsylvania